Exhibit 10.3

  Computer Horizons Corp.

April 19, 2006

Barbara Moss
2513 Vista Del Prado
Wellington, Florida 33414

RE: Chief Financial Officer Appointment

Dear Barbara:

On behalf of Computer Horizons Corp., I am pleased to confirm your appointment to Chief Financial Officer effective April 29, 2006. In conjunction with this appointment, I am pleased to present you with a bonus agreement as follows:.

Award Period: April 29, 2006 – December 31, 2006 Total Retention Payout - $80,000.00 Payment Issue Date: December 31, 2006

In the event of a change of control, as defined on Attachment A, full payment will be issued.

In the event of a lay-off retention awards will be paid in full. This is in addition to any notice and severance you may be eligible to receive. Retention awards will not affect your eligibility for other components of CHC’s regular compensation programs.

Eligibility

You are eligible for a bonus award provided they meet or exceed performance expectations and remain with the business until December 31, 2006 or upon notice of, written notice of job discontinuance. In addition, you cannot be on written corrective action. If you become subject to written corrective action at any time during the award period, you will receive a pro-rated award only for the period not on corrective action. All pro-rations will be calculated based on completion of full calendar months.

49 Old Bloomfield Avenue
Mountain Lakes, New Jersey
07046-1495
973-299-4000
http://www.computerhorizons.com

  Computer Horizons Corp.

Participant Status Changes

If you are on an approved disability, FMLA leave, or any other approved leave of absence, you will be eligible only for a pro-rated retention award representing their “active” term of participation under this Agreement. All pro-rations will be calculated based on completion of full calendar months.

Should your employment terminate for reasons other than death or job discontinuance before the end of the award period you will not be eligible to receive the lump sum payment.

Should you terminate for reason of death before the completion of the award period, you will be eligible for a bonus representing the term of participation under this Agreement.

Should your job be discontinued before the completion of the award period, you will be eligible for a bonus representing the term of participation under this Agreement.

Administration

The Retention Bonus payment will be administered by the President & Chief Executive Officer and Human Resources.

Amendment, Suspension and Termination of Agreement

In the event of gross misconduct, CHC reserves the right to alter, amend, suspend, revise, or terminate this Agreement at any time, in whole or in part.

Disclosure

To the extent permissible, nothing contained in this Agreement should be construed as a promise of employment for any definite term.

Effective Date

This Agreement is effective immediately following approval by all necessary parties. The proposed effective date is April 29, 2006.

/s/ Barbara Moss	Date	4/19/06

Barbara Moss

/s/ Dennis Conroy	Date	4/19/06

Dennis Conroy, President & CEO

Attachment A

“Change of Control” means any of the following events:

The acquisition by an Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2.8, the following acquisitions shall not constitute a Change of Control” (i) any acquisition by a Person who on the Effective Date is the Beneficial Owner of twenty percent (20%) or more of the Outstanding Company Voting Securities (ii) any acquisition directly from the Company, including without limitation, a public offering of securities (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of Section 2.8(c);

Individuals who constitute the Board as of the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board;

Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of Directors of the Corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all of substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; and (ii) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, or the Company or such Successor Entity) beneficially owns, directly or indirectly, twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso to paragraph (b) of this Section 2.8) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.